PRESS RELEASE

Puerto Rico	New York
María Calero (787) 751-6640	Ana Calvo de Luis (212) 350-3903
Evelyn Vega (787) 250-3042

SANTANDER BANCORP

GUIDANCE FOR SECOND QUARTER 2001

(San Juan, Puerto Rico) June 28, 2001 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), the holding company of Banco Santander Puerto Rico, the second largest financial institution on the Island, said today that its second-quarter earnings per share are expected to be between 28 cents and 31 cents.

Juan Arenado, President and Chief Executive Officer informed that earnings for the second quarter were impacted principally by an increase in the provision for loan losses attributable to a high level of delinquency and loan charge-offs.

"We continue to face a challenging business environment" said Juan Arenado. "Nonetheless, this has not lessened the Corporation's leadership across core businesses. The Corporation is well capitalized and we are making solid progress in our margin-improvement plans and with our strategies to consolidate customer relationships. These actions will position us for increased profitability when market conditions improve", Arenado further stated.

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange and on Latibex, (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 24 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees. Banco Santander Puerto Rico has 76 branches. Santander Insurance Agency offers life, health and disability insurance as a corporate agent and also operates as a general agent. For more information, visit the Bank's website at http://www.santandernet.com.

Banco Santander Central Hispano ("BSCH") is the leading financial group in Spain and Latin America, the third largest by market capitalization in the Euro Zone and among the 15 largest in the world. As of March 2001, it had more than $317 billion in assets and served 36 million customers through more than 10,300 offices in 42 countries. Management's philosophy is focused on creating value for shareholders through a model of personalized banking services combined with rigorous standards of productivity and efficiency.

Banco Santander Central Hispano is the leading financial group in Latin America, with presence in 12 countries representing 98% of the region's GDP: Argentina, Bolivia, Brazil, Colombia, Chile, Mexico, Panama, Paraguay, Peru, Puerto Rico, Uruguay and Venezuela. The franchise comprises 16 banks, 9 pension fund managers, 12 mutual funds, 10 insurance companies, 12 brokerages and 9 leasing and factoring companies. In all, it has 22 million customers in the region and more than 4,600 offices.

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